Exhibit 99.1

Setting the Record Straight

Tuesday, May 23, 2006

Group has been patiently waiting for the lawsuits in Nevada and Texas to run their course before trying to set the record straight on several issues. These issues have included very serious and false accusations of misconduct by the company and its directors and officers made by anonymous posters on the internet . Group has previously posted formal responses addressing these issues,; however, we continue to hear that those responses are either not read or not believed, and that misinformation continues to be disseminated.

At the recent shareholders meeting, Group provided answers to questions about information that has been made public which were posed by the only shareholder who personally attended. This “Q & A” session was held after the meeting was concluded, and Group addressed the misinformation and misconceptions which may be held by a few shareholders. This filing will set the record straight with regard to many of those same items of misinformation and misconception.

At the outset we have observed that there are unrelated parties that may take information and ‘spin’ it for their own agenda. In most cases, their interpretations of the facts are completely wrong. Also, it is clear that there are individuals who will never believe anything except their own distorted opinions, and who have continuously ignored (or, at best, grossly misunderstood) the documents filed with the SEC and in court proceedings over the years. These conspiracy theorists while clearly in the minority, unfortunately seem to have influenced some Group shareholders.

We are not here addressing those individuals who are pursuing their own agendas, but rather shareholders who honestly want, and deserve, to know the facts. As noted, most of the following has already been made public, and Group hopes this will set the record straight once and for all. Documents supporting all factual statements in this comment are on public record either with the SEC or in court filings and related documents.

On May 5, 2006, FIRSTPLUS Financial Group, Inc. held our first shareholders meeting for many years. This “Special Meeting” was held in furtherance of a court order in the litigation styled Danford L. Martin, et al. v. FirstPlus Financial Group, Inc., et al., in the Second Judicial District Court for the State of Nevada. Group was precluded from holding a scheduled meeting/election in November 2005 by the court due to a motion made by the same group of petitioning shareholders.

After reaching a settlement agreement with the petitioners, Group held a shareholders’ meeting and election of directors. Group disclosed the election results in a Form 8-K filed with the SEC on May 11, 2006.

We have received numerous requests to post information on the future business plans of Group. As will be noted below, attempts to formulate future business plans have been impacted adversely by litigation, some of which continues. However, Group believes it will soon be able to devote its full attention to future business plans, without the distraction of litigation. We can say, however, that Group is evaluating all options known to it to be available.

Due to SEC regulations, Group will refrain from answering individual requests concerning information about business plans that it has not already publicly disclosed. When Group has completed the evaluation process, appropriate information will be contained in Group’s SEC filings and posted on its website.

Following are statements on major points that Group understands to have been misrepresented by various parties during the past several years. Note that there is considerable overlap in the explanations as the subjects misrepresented and misconstrued tend to overlap as well.

Before setting forth the statements, we will define certain terms used throughout. Unless otherwise noted,

1)	the term “Group” refers to FirstPlus Financial Group, Inc., the former parent company of Firstplus Financial, Inc.;
2)	the term “Inc” refers to the Firstplus Financial, Inc., a former subsidiary of Group that filed for bankruptcy protection in 1999;
3)	the term “securitization trust(s)” refers to trusts which own loans sold to them by Inc prior to its bankruptcy, which trusts are managed by US Bank and reported on a US Bank website;

4)

the term “residuals” refers to the right of Inc to a portion of “excess interest” earned under the securitization trusts managed by US Bank, which trusts own loans sold by Inc to the securitization trusts prior to Inc’s bankruptcy;

5)

the term “Creditor Trust” refers to a trust established in the Inc bankruptcy with regard to assets and liabilities of Inc which is managed by Mr. David Obergfell, who is referred to as the “Creditor Trustee”;

6)

the term “Intercompany Claim” refers to a claim by Group against Inc pursuant to Inc’s plan of reorganization which is the basis for Group’s interest in a portion of the “residuals” that are due to Inc under the securitization trusts; and

7)

the term “Grantor Trust” refers to a trust first contemplated in 2001 (as noted in a Form 8-K filed with the SEC on November 5, 2001 ) and established in 2002 for the sole benefit of Group with regard to rights and obligations involving its creditors and shareholders. Group’s intent for the trust was to allow Group to protect the interests of the creditors and shareholders of Group with respect to the Intercompany Claim which might eventually flow to Group from Inc. Group believed that this would allow it the possibility of entering into some new venture with new earnings potential, and preserving the value of the Intercompany Claim for Group to direct to the benefit of its shareholders and creditors by providing Group the possibility to exclude other parties to a new venture from participating in any distribution that may result from the Intercompany Claim.

We apologize for the length of these comments, but we believe that full explanations are necessary to correct misconceptions and misinformation that Group believes have been spread for years.

•	What Are The “Residuals” That Will Generate Funds For The Grantor Trust?

It is critical to understand at the outset that the “residuals” are not the principal amounts held by the securitization trusts managed by US Bank and reported on the US Bank website, nor the interest earned on the assets of those securitization trusts. They are instead only a small portion of the amounts collected by those securitization trusts under complex agreements briefly summarized below. Group does not have ownership of the $7 billion or more dollars in loans made by Inc and sold to the securitization trusts, as is sometimes implied by third parties. In addition, Group does not manage or have control of the securitization trusts and has no direct ownership interest in the “residuals.”

Inc obtained funds to make loans primarily by “securitizing” the loans in trusts. The loans made by Inc were generally funded by bank credit lines when originated and, shortly thereafter, ownership of the loans was transferred to securitization trusts. Those securitization trusts then issued bonds secured by those loans, and in turn remitted cash to Inc in payment for the loans. Inc would then use those funds to pay down the bank lines, allowing them to utilize the bank lines again to make new loans. This process was repeated several times and resulted in the formation of a number of securitization trusts, which are generally designated by the year created.

Following securitization, the ownership of those loans was in the securitization trusts, and although certain subsidiaries of Group serviced some of the loans, neither Inc nor Group owned the loans after securitization. Inc retained only a “residual” interest in the securitized loans, and Group did not, and does not, own a direct interest in the “residuals.”

The residual interest due to Inc primarily consists of the excess of interest income earned on the home equity loans in the securitization trusts over the total of certain costs to service and administer the loans, the interest and principal paid to bond holders, and the loan losses and delinquencies. In general, there is excess interest only if the performance of the loans with regard to the rapidity of repayment, the amounts of delinquencies, the amounts of losses, and certain other factors meets or exceeds original expectations under the complex securitization agreements. The securitization agreements generally do not include return of substantial amounts of principal to Inc on the loans purchased by the securitization trusts.

Following Inc’s bankruptcy, Group’s “interest” in the “residuals” resulted from the provisions of Inc’s plan of reorganization which granted to Group the Intercompany Claim, or the cash flow instrument. This Intercompany Claim represents Group’s right to receive, as a creditor of Inc, a portion of Inc’s interest in the “residuals”.

Group does not, and never did, have any control whatsoever over the securitization trusts which hold the loans and generate the “residuals”. Those trusts are simply not assets of Inc or Group.

Apparently because of the misconception that Group or Inc own the securitization trusts, there has been speculation that Group receives large monthly amounts from those US Bank held securitization trusts. For example, one report known to Group indicated that Group would receive some $5,600,000 in the month of April of 2005. Similar reports indicate that sums in the millions of dollars are received monthly and that there are additional large amounts being held in reserves for Group ($90 million in “reserves” seems to be consistently referred to in those reports). Group has thus become aware of these reports and statements implying that there should be perhaps $40 million to $50 million in annual income being accumulated in the securitization trusts which is awaiting distribution to Inc. The implication would continue that such large sums would then flow to the Grantor Trust from the Creditor Trust, presumably plus the $90 million in “reserves”. This is grossly inaccurate and is completely misleading, and there is no basis in fact for either contention.

The anonymous references to these alleged large amounts include implications that the various amounts shown on the US Bank website “belong to Firstplus”. In fact, the amounts in the securitization trusts, and the income they generate, belong to the bondholders of those trusts, and only a portion of those funds are subject to distribution to Inc as described above.

Although some of the residual amounts have been received by the Creditor Trust in the past couple of years, it should be noted that neither the Creditor Trustee nor the Creditor Trust is controlled by Group in any way. Group’s interest in the securitization trusts is indirect and is strictly limited to its interest in the Intercompany Claim.

•	Why Did Group Appoint Additional Trustees To The Grantor Trust?

During the 3rd quarter of 2004, it was learned that the Grantor Trust would begin to receive distributions from the Creditor Trust based on the Intercompany Claim. Recognizing that it had obligations under the Grantor Trust to both its shareholders and its creditors, Group approached the initial appointed trustee to set up and provide for a schedule of creditors including those with pre-existing assignments from and/or settlement agreements with Group. Group asked for assurance that the initial trustee would make adequate provisions for creditors as required by the trust agreement. The trustee did not give such assurance or agree to participate in this process, but instead clearly indicated that he intended to distribute all monies received from the Intercompany Claim directly to shareholders, and indicated he would not recognize obligations to creditors.

The position taken by the initial trustee of the Grantor Trust immediately became a very serious concern to the Company. Agreements with certain creditors expressly call for a fraction of the distributions from the Grantor Trust to be paid to them, and in return, call for payment of only a fraction of the total debt originally owed to them by Group. It was immediately clear to Group that the initial trustee’s indicated intent to not make those payments risked breaching those existing agreements, risked breaching the trust agreement and fiduciary duties of the initial trustee, and threatened the validity of any distribution to shareholders.

The indicated failure by the initial trustee to recognize these pre-existing agreements, and the potential increased liability that could result, would create a serious risk that Group itself could be forced into bankruptcy. Should that happen it could have put at risk the entire value of the common shares of the company. To prevent such a potential occurrence, and a potential disaster for the shareholders, the additional trustees were appointed to ensure that all agreements with creditors would be recognized and that the terms of the Grantor Trust would be honored. The agreements with creditors which predate the creation of the Grantor Trust have been filed with the SEC for public viewing.

The additional trustees have at all times been prepared to comply with the provisions of the Grantor Trust and to make distributions to shareholders and creditors, but have been prevented from doing so by litigation claims by the initial trustee.

•	False Reports Of Serious Misconduct By The Directors And Officers Of The Company Have Been, And Continue To Be, Damaging To The Company And Its Shareholders, Officers And Directors.

There have been reports and accusations that Group created the settlement agreements with creditors and added trustees to the Grantor Trust for the purpose of diverting funds improperly. These statements clearly imply that the funds have been, or will be, improperly taken by the directors and officers of the company for their own improper and illegal use. Terms such as “steal”, “thieves” and “criminals” have been used in referring to this subject.

The conspiracy theorists that make these unfounded allegations would also have shareholders and others believe that the Board of Directors and officers have “stolen” millions of dollars from Group in other unspecified ways.

The statements circulated clearly imply that the directors and officers of the company are engaging in criminal conduct, and make comparisons from time to time with other corporate criminal trials that are occurring. Those statements and accusations are false. Furthermore, it should be obvious that such accusations damage the reputation of the company and devalue its stock.

In addition to the allegations of diversion and theft of assets and money, reports have circulated alleging that Group “illegally” appointed the additional trustees to the Grantor Trust. To the contrary, however, on February 17, 2006, despite contentions that the appointment was improper, the court in Texas unequivocally upheld and sustained the right for Group to appoint additional trustees under the terms of the Grantor Trust.

The company believes that all of these totally false allegations have seriously damaged the company, its officers and directors, and its shareholders without any justification whatsoever. They have made it difficult to move forward with attempts to re-establish an active business, and they have contributed to the instigation of litigation involving the company and the Grantor Trust. All of such litigation has so far been resolved favorably for the company, through decision or settlement. The company and its shareholders have thus suffered significant unnecessary expense from litigation and have been severely limited in attempts to enhance shareholder value by establishing new business ventures because of the unwarranted credibility issues that are raised.

•	What Is The Relationship Between The Grantor Trust Established In 2002 And Mr. Obergfell And/Or The FPFI Creditor’s Trust?

Certain individuals apparently believe the Grantor Trust, which was set up by Group voluntarily and independently of the Inc bankruptcy, is controlled by, or related in some way, to the Creditor Trust managed by Mr. Obergfell. As part of this erroneous belief, they falsely state and represent that Mr. Obergfell is a signatory and party to the Grantor Trust.

Group believes that a report dated Apr 16, 2005 was distributed to a group of shareholders and contained the following:

“If ..... (the initial) Trustee of the Grantor Residual Trust) was the sole Trustee to distribute the $5.8 million, he would be now distributing money to Shareholders and Creditors. However, at the last moment the FirstPlus Board of Directors and CEO assigned two more Trustees (to take control of the Trustee position). This caused the FPFI Trustee (Dave Obergfell) to suspend the cash pay-out. He wanted the Bankruptcy Court to decide who should receive the money for distribution!

1.       One Trustee (per the original irrevocable agreement signed by FirstPlus Group Inc., FPFI Trustee David Obergfell, and George Davis) or

2.           Two additional Trustees (unilaterally assigned by Jack Draper and the FirstPlus Board of Directors at the last moment)?” (emphasis added)

And again, a similar report dated Jun 23, 2005 said:

“Clarification of the Grantor Residual Trust Issue... In a FPFG Press Release and 8-K filed in June 2002, the Grantor Residual Trust was established and George Davis was assigned Trustee. Later (in an agreement signed by FPFG, George Davis, and David Obergfell) George Davis was made the sole Trustee of the Grantor Residual Trust.” (emphasis added)

In both cases, these statements are false. Mr. Obergfell did not sign and is not a party to the Grantor Trust agreement and had no part in either its creation or its function. Mr. Obergfell is the trustee of a Creditor Trust created pursuant to Inc’s plan of reorganization, and the Creditor Trust is in no way under the control or influence of Group.

Mr. Obergfell’s only relation to the Grantor Trust is based on the Grantor Trust’s status as an assignee of a portion of the Intercompany Claim. As noted above, because of the Intercompany Claim, proceeds from the “residuals” due to Inc will be distributed to the Grantor Trust.

As noted elsewhere in this publication, Mr. Obergfell has been willing and ready to make distributions to the Grantor Trust, but has been prevented from doing so by the initial trustee’s unfounded claim to be the sole trustee of the Grantor Trust . Although that point has been resolved against the initial trustee in the Texas litigation, the initial trustee still pursues claims for compensation and other matters which continue to delay portions of the distributions from the Creditor Trust that otherwise would be available to the Grantor Trust for shareholder distributions, payment of creditor obligations, and for permitting the company to enhance shareholder value by establishing a new ongoing business model.

•	The Grantor Trust Was Established Specifically To Protect Group Shareholders And Creditors When Group Was Trying To Engage In Transactions That Would Have Permitted Resumption Of Operations.

During the last 6 years or so, Group has tried to establish business relationships with other entities for the purpose of developing an on-going business that would have the possibility of creating new shareholder value. During that time, Group had essentially no income and extremely limited assets – the only significant asset being the speculative value of the Intercompany Claim. During that time Group has owed money to creditors of its own – not those of Inc – which it did not have assets or income to satisfy.

The board of Group, on its own initiative, took the basic and fair step of protecting Group’s interests with regard to creditors and shareholders by providing that Group’s interest in the Intercompany Claim would be placed in a trust (the Grantor Trust).

Group’s intention to create this trust was clearly stated in a Form 8-K filed with the SEC on November 5, 2001 in connection with a proposed change of control transaction. That intention was carried out and the Grantor Trust itself was established July 15, 2002, when a second possible transaction was under consideration.

It should be clearly noted that formation of the Grantor Trust was NOT undertaken or conceived of because of any shareholder litigation, or threat of shareholder litigation. On the contrary, it was first considered in mid-2001 and was established by Group to protect its interests with regard to its shareholders, creditors and the Intercompany Claim, particularly in the event of a potential transaction with another entity.

Unfortunately, neither the 2001 transaction, nor the later one in 2002, resulted in a combination with another entity to establish a new business venture. If either had done so, however, Group made provisions to exclude the other parties in the transactions from participating in funds received by Group or the Grantor Trust from the Intercompany Claim.

Note once again that neither the Creditor Trust nor the Creditor Trustee, Mr. Obergfell, was a party to the Grantor Trust and neither had any part in its conception, creation or operation.

•	Allegations That The Board “Attempted To Give Away The Company” To Capital Lending.

In June 2002, Capital Lending Strategies, LLC (Capital Lending) acquired 25,639 shares of Group’s Series D Convertible Preferred Stock. As a result of the transaction, Capital Lending acquired control of Group and held approximately 51% of the outstanding voting securities of Group, and Group acquired 42.3% of the outstanding limited liability company interests in Capital Lending. The terms of the Series D Preferred provided that neither Capital Lending, nor any of its affiliates or assigns, would be entitled to any of Group’s rights in the Intercompany Claim, which was set aside for the benefit of Group’s creditors and shareholders in the Grantor Trust.

Capital Lending redeemed a portion of Group’s interest in 2004 with a significant profit to Group of approximately $700,000, which benefited the company and its shareholders and creditors. That investment return has provided a significant portion of Group’s resources since that time. The company’s only other significant, potential, asset has been the amounts due from the Grantor Trust. However, as explained elsewhere, amounts due to the Grantor Trust have been held back by the Creditor Trustee due to the insistence of the initial trustee that he is entitled to be the sole trustee. Although the initial trustee’s claim to be sole trustee has been denied by the court in Texas, his other claims for compensation and other relief continue to delay receipt of a portion of amounts due from the Creditor Trust.

•	Misunderstandings Regarding The Relationship Of Group To The Bankruptcy Proceeding And To Inc.

Although they are spelled out clearly in many ways on the bankruptcy website, the Group website and in all filings with the SEC, there continue to be misunderstandings about the following points:

•	that Inc and Group are separate companies that had, and continue to have, separate creditors;
•	that Group arranged for certain of its creditors to be paid within the bankruptcy proceeding;
•

that Group had certain other creditors (such as the landlord of the buildings used by Group) whose claims in most cases existed prior to the bankruptcy of Inc in 1999, and Group settled their claims for a specific percentage share of the Intercompany Claim;

•

that Group is legally responsible for the claims of all creditors of Group, including payment of the agreed to percentages of the Intercompany Claim and other current obligations, such as legal fees and expenses relating to litigation brought against the company; and

•	that when the payments are distributed by the Creditor Trust, Group already is obligated to make provisions for those creditors.

A significant portion of Group’s current obligations are owed to attorney and auditors. Legal fees and expenses have been incurred primarily because of the action brought by shareholders and the litigation resulting from the claim by the initial trustee that he was entitled to be the sole shareholder of the Grantor Trust.

Evidence that some individuals misunderstand the relationship of Group to the bankruptcy proceeding and to Inc is illustrated by the following report that Group believes was distributed to certain shareholders on or about June 23, 2005 and was brought to the attention of Group.

“Clarification of the Grantor Residual Trust Issue...All creditors of FirstPlus placed their claims in the Bankruptcy Court, as the court was liquidating the primary business of FirstPlus. ...Who are the remaining Creditors of FPFG (Group)? We knew about the New York bondholders who are receiving 25% of Group’s claim. Subsequently, we were informed that Paine Webber Real Estate deserves 22% of Group’s claim. Now all of a sudden, Group is saying there is several million more owed to Creditors of Group, but they will not tell us who they are! Have these creditors also submitted claims in the FPFI Bankruptcy? If not, why not? If so, were their claims denied? Who is determining if remaining Creditors of Group are valid, as there is no bankruptcy court process, and it is now 6 years later? ” (emphasis added)

The underlined statements clearly indicate misplaced belief that all creditors of Group were included in the Inc bankruptcy. That is simply incorrect. None of the creditors of Group were automatically included in the bankruptcy, since Group did not declare bankruptcy.

Some creditors of Group were expressly included within the bankruptcy and the Creditor Trust arrangement, but only after negotiations in the bankruptcy court that involved amounts owed between Inc and Group on the one hand and those other creditors on the other. Additional creditors of Group that existed at that time were not included in the bankruptcy in any way.

Also, as noted above, separate assignments or agreements were made with some of those other creditors, completely outside and separate from the bankruptcy proceeding, which provided them a specific percentage right to the Intercompany Claim.

Apart from the significant legal fees and expenses incurred because of the litigation involving the initial Grantor Trust trustee and other shareholders, the bulk of the debts date from periods prior to or about the time of the filing of the Inc bankruptcy. They were not paid or negotiated for years since Group did not, and would not, have funds or assets to deal with them until amounts were distributed under the Intercompany Claim.

•

There Is A Mistaken Belief That There Is $90 Million In A Reserve Account Being Held By Group And That Those Funds Would Have Been Distributed If And When A New Board Was Elected, And That The Principal Amounts Of The Loans Held By The Securitization Trusts As Shown On A US Bank Website Belong To Group And Amount To “Hundreds Of Millions” Of Dollars.

For example, the following was anonymously posted on an internet chat room website:

“21 Aug 2005, 06:54 PM EDT

Msg. ...

Jump to msg. #

ALL...

From 1994 through 1998 the Loan Balances has reserves against them (to protect for default). Those reserve if I recall right grew +90 millions dollars.

If all loans balances were paid we don't need to keep those reserves anymore.

What happened to those +90 millions (reserve)??. who control those 90+ millions ??? Where are they???? are they get lose???? or they are seating there waiting for someone to collect. or... keep it there wait for some time , everybody forget , nobody is talking about it, nobody claim them ,you know??? and one day... we going to do something about it,.... life is good. Company sold..... nobody said anything.... the best course of action is to keep it, nothing wrong with that. and don't worry nobody know.” (emphasis added)

Similarly, on July 8, 2005 the following statement was made by an anonymous poster:

“...The outstanding Loan portfolio is large and producing. The monetary reserves against future losses is very large, nearly $90 million at last check. The loans that were written off the books and currently in final disposition and recovery, I would guess has to be in the hundreds of millions, and a 'hawks-eye' is on U.S. Banks of Minneapolis....” (emphasis added)

Such statements ignore the fact that Inc sold loans to the securitization trusts and has no ownership or control over those assets – except for a right to receive a limited amount of “excess interest” as defined in the agreements and called the “residuals”. Group understands that there are also reserves of various kinds listed on the US Bank website, which have no direct relationship to any amounts that may or may not be due to Inc, and then to Group, under the agreements governing the “residuals.” Group has no claim for those reserves, nor any control over the cash or assets representing those reserves. Group has no involvement in the determination of those reserves, the reporting of the reserves or preparing or reporting any information on the US Bank website, and has no obligation or intention to assess, correct or update any such information.

•	Allegations That Group Is “Giving” Bad Loans To Former Employees.

For example, see the following from the internet chat rooms website:

Jump to msg. #

26 Sep 2005, 11:38 AM EDT

“AMAZING, isn't it? First they tell us that the company's worth nothing and they don't plan to resurrect it. Then, they try to give it away to an "affiliated company". In the meantime we find that they're giving "bad loans" to a company run by ......(name intentionally omitted) The ... and friends file suit and VOILA!, they've saved the company, and they're going to take good care of us. Then we find that they have a minimal ownership in the company. Could it be that they sold their shares before the bad news came out in 1998, and now that much money is coming back, they want to take it for themselves? It's difficult to believe that top management would own such a tiny % of shares.” (emphasis added)

This speculation comes from information that a company called Real Time Resolutions participates in the servicing of the loans owned by the securitization trusts. This information indicates that Real Time Resolutions provides information to the trust, i.e. to US Bank, through Countrywide Home Loans, Inc.

The alleged nefarious connection comes from the fact that a former officer of Group is interested in Real Time Resolutions.

What these statements ignore is that Group has absolutely nothing to do with the management or control of the securitization trusts which are reported on the US Bank website. The trusts are managed by US Bank for the benefit of the bondholders who are the owners of the trusts. The only connection of Group is through the interest of Inc in the “residuals” that may accrue under the complex securitization agreements.

As stated time and again, by the Creditor Trust and by Group, the loans that are in the trusts were not made by Group, but were made by Inc, the former subsidiary that went into bankruptcy in 1999. Further, the loans were not serviced by Group. Some of the loans sold were serviced by Inc, Western Interstate Bancorp (WIB), another former subsidiary of Group, or other former subsidiaries of Group. The servicing business was sold by WIB to Countrywide pursuant to Inc’s plan of reorganization, and the proceeds were used to pay debts of Inc. Group did not then, and does not now, have any interest in or control over the servicing of the securitization trusts or of the bankruptcy estate’s assets. Group cannot, and does not, influence how they are managed in any way. For more detail, see Group’s Form 8-K filed with the SEC on September 14, 2000 disclosing WIB’s sale of the servicing business to Countrywide.

The speculation that Real Time Resolutions has some connection with Group in servicing the loans in the US Bank controlled securitization trusts, or that it and US Bank are somehow controlled by Group, has absolutely no basis in fact.

Initially, we desired to respond to individual shareholder inquiries through e-mails and our website. Unfortunately, the sheer quantity of misinformation included in such inquiries and circulated on the internet has made it impossible to do this in an effective way. The company hopes that shareholders will review the above information, and look at the filed SEC documents and then base questions on those facts. If that happens, the company expects to be able to resume this practice in the near future where questions remain.

Until that time, we will address inquires with Form 8-K filings before we post responses on our website.

While Group’s policy is not to monitor third party websites, newsletters or other information outlets, several websites, unauthorized press releases and newsletter distributions have come to Group’s attention that discuss Group, Inc, the Grantor Trust, the Creditor Trust, the securitizations and the “residuals.” Any mention of sources other than Group’s SEC filings and postings on its website <firstplusgroup.com> are for discussion purposes only, are based on information that has been brought to the attention of Group and prepared by persons other than Group and its officers, directors and authorized agents. Group makes no claim or assurance of the accuracy of any such information and disclaims any intention or obligation to monitor such third party sources or to correct, update or revise any such third party information.

This release contains several “forward-looking statements.” Forward-looking statements are those, which use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “will,” “should,” “estimate,” “continue” or other comparable expressions. These words indicate future events and trends. Forward-looking statements are the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties, which could cause actual results to differ significantly from historical results or from those anticipated by the Company. The most significant risks are detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005. It is advisable not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company disclaims any intent or obligation to update publicly any forward-looking statements set forth herein, whether as a result of new information, future events or otherwise.